                                  Exhibit 11.01

                Statement of Computation of Net Income Per Share

                         COOPER & CHYAN TECHNOLOGY, INC.
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                                                                     QUARTER ENDED     QUARTER ENDED
                                                                        MARCH 31          MARCH 31
                                                                          1996              1995
                                                                          ----              ----
Net Income                                                           $   956,817        $    32,000


Weighted average common shares outstanding                            11,994,435          6,958,253
Weighted average common share equivalents                              1,765,030          1,570,587
   related to stock options (using the Treasury stock method)
Shares relating to SAB No 64 and 83                                         --            1,374,160
Convertible preferred stock                                                 --            1,480,000

                                                                     -----------        -----------
Shares used in per share computation                                  13,759,465         11,383,000
                                                                     -----------        -----------

                                                                     -----------        -----------
Net income per share                                                 $      0.07        $      0.00
                                                                     ===========        ===========